UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 4, 2017, Manning & Napier, Inc. (the “Company”), Manning & Napier Group, LLC (“Group”) and Manning & Napier Advisors, LLC (“Advisors”; and together with Group, the “Borrowers”) terminated, effective January 12, 2017, the revolving credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, lender, swingline lender and issuing lender (the “Agent”), Manufacturers and Traders Trust Company, as syndication agent and lender, and First Niagara Bank, The Bank of New York Mellon, and The Huntington National Bank, as lenders, dated April 23, 2015, as amended. Under the Credit Agreement, the Borrowers could borrow up to $100 million on an unsecured revolving basis. The Credit Agreement also provided for a $5 million sub-limit for the issuance of standby letters of credit and a $5 million swingline facility.

Payment of the Loans under the Credit Agreement, as well as certain other obligations, were guaranteed by the Company and by certain of Group’s direct and indirect subsidiaries, jointly and severally, pursuant to a Guaranty, also dated April 23, 2015 (the “Guaranty”), which will also terminate.

No amounts had been borrowed and thus none were outstanding under the Credit Agreement. In addition, the Company did not incur any early termination penalties in connection with the termination of the Credit Agreement. The Company’s decision to terminate the facility was based on an evaluation of factors including the cost of the facility, the anticipated need to finance capital or other projects, and the Company’s capital resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: January 9, 2017	By:	/s/ Richard B. Yates
Name: Richard B. Yates
Title: Chief Legal Officer